AMENDMENT NUMBER 1 TO THE TRANSFER AGENCY

AND SERVICE AGREEMENT

This Amendment, dated as of October 15, 2004 (the “Amendment”), amends the Transfer Agency and Service Agreement dated July 1, 2004, (the “Agreement”), between AIM Treasurer’s Series Trust (the “Fund”), on behalf of the INVESCO Treasurer’s Money Market Reserve Fund and INVESCO Treasurer’s Tax-Exempt Reserve Fund and AIM Investment Services, Inc. (“AIS”) pursuant to Article 11 of the Agreement.

WHEREAS, the Fund and AIS desire to amend the Agreement to change the names of INVESCO Treasurer’s Money Market Reserve Fund to Premier Portfolio and INVESCO Treasurer’s Tax-Exempt Reserve Fund to Premier Tax-Exempt Portfolio;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	The first “AGREEMENT” clause is hereby deleted in its entirety and replaced with the following:

“AGREEMENT made as of the 1st day of July 2004, by and between AIM Treasurer’s Series Trust, a Delaware statutory trust, having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the “Fund”), on behalf of Premier Portfolio and Premier Tax-Exempt Portfolio, and AIM Investment Services, Inc., a Delaware corporation, having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046, (the “Transfer Agent”).”

2.	Article 2 Section 2.01 is hereby deleted in its entirety and replaced with the following:

“The Transfer Agent, pursuant to the terms of an investment advisory agreement between A I M Advisors, Inc. and AIM Treasurer’s Series Trust dated November 25, 2003, will not charge Premier Portfolio and Premier Tax-Exempt Portfolio, portfolios of the Fund, any fees under this Agreement. However, this commitment may be changed following consultation of the trustees.

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

AIM TREASURER’S SERIES TRUST, On behalf of INVESCO Treasurer’s Money Market Reserve Fund and INVESCO Treasurer’s Tax-Exempt Reserve Fund.

By:	/s/ ROBERT H. GRAHAM
President

ATTEST:

/s/ LISA MOSS
Assistant Secretary

AIM INVESTMENT SERVICES, INC.

By:	/s/ WILLIAM J. GALVIN
President

ATTEST:

/s/ LISA MOSS
Assistant Secretary